Exhibit 10.4
2011 AMENDMENT
TO THE
BUCKEYE PARTNERS, L.P. UNIT OPTION AND DISTRIBUTION
EQUIVALENT PLAN
     This 2011 Amendment to the Buckeye Partners, L.P. Unit Option and Distribution Equivalent Plan, Amended and Restated as of April 1, 2005 (the “Plan”), is made as of March 25, 2011. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Plan.
     WHEREAS, the Compensation Committee of the Board of Directors of the General Partner (the “Committee”) desires to amend the Plan to add a “net exercise” feature to the Plan which will permit the issuance of a net number of units upon the exercise of an option under the Plan without actual payment of the option exercise price;
     WHEREAS, the Committee desires to amend the Plan so that the “net exercise” feature will automatically apply to the vested portion of certain unexpired options as of the expiration date of such options; and
     WHEREAS, Section 11 of the Plan provides that the Committee has the complete and exclusive power to amend the Plan and outstanding options issued under the Plan in any or all aspects whatsoever not inconsistent with the terms of the Plan.
     NOW, THEREFORE, the Plan is amended in the following respects.
1.	Section 6(c)(ii) shall be amended in its entirety to read as follows:

(ii) Duration of Options. An Option (or portion thereof) granted under the Plan shall expire and all rights to purchase Units pursuant to the Option (or portion thereof) shall cease at the end of the day which is seven years following the date such Option (or portion thereof) became exercisable for the first time, or such lesser period as may be prescribed by the Committee and specified in the Option Agreement (the “Expiration Date”). Notwithstanding the foregoing, to the extent that an Option remains outstanding and unexercised as of the Expiration Date, the vested portion of such unexercised Option as of the Expiration Date shall automatically be settled on the Expiration Date through a Net Exercise as defined in Section 6(d), except that such automatic settlement through Net Exercise shall not apply in the event an Optionee’s employment with the Partnership, the General Partner or any Affiliate is terminated for cause, in which case Options held by such Optionee shall terminate pursuant to Section 12(a).

2.	Section 6(d) shall be amended in its entirety to read as follows:

(d) Purchase of Units Pursuant to Options. An Optionee may purchase Units subject to the vested portion of an Option in whole at any time, or in part from time to time, by delivering to the Secretary of the General Partner, or his designee, written notice specifying the number of Units with respect to which the Option is being exercised. The Optionee shall pay the purchase price of such Units in full, plus any applicable federal, state or local taxes for which the Partnership, the General Partner or any Affiliate has a withholding obligation in connection with such purchase. Such payment shall be payable to the Partnership in full in cash or by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, to the extent an Option is vested and exercisable to purchase Units, all or any part of the vested portion of the Option may be surrendered to the Partnership for a distribution payable in Units, where the number of Units payable shall equal the number of Units with a fair market value equal to: (i) the dollar amount by which the then fair market value of the Units subject to the surrendered portion of the Option exceeds the aggregate Option purchase price payable for those Units, less (ii) applicable tax withholding amounts calculated at the statutory minimum (“Net Exercise”). During the lifetime of the Optionee, the Option shall be exercised only by the Optionee and shall not be assignable or transferable by the Optionee other than (1) by will, (2) by the laws of descent and distribution, (3) pursuant to the terms of the Plan, or (4) pursuant to the terms of a qualified domestic relations order.
     3. Except to the extent expressly amended hereby, the Plan shall remain in full force and effect in all respects.
     IN WITNESS WHEREOF, Buckeye Partners, L.P. has caused the execution of this Amendment on this 25th day of March, 2011.

BUCKEYE PARTNERS, L.P.
By	Buckeye GP LLC, its sole general partner

By:	/s/ Todd J. Russo
	Name:	Todd J. Russo
	Title:	Deputy General Counsel & Secretary